AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This amendment to the Investment Advisory Agreement (this "Agreement"), dated as of April 15, 2015, by and between IndexIQ Active ETF Trust, a Delaware trust (the "Trust"), on behalf of the funds listed on Appendix A, each a series of shares of the Trust (each, a "Fund" and, collectively, "Funds"), and IndexIQ Advisors LLC, a Delaware limited liability company (the "Advisor") is entered into pursuant Section 8 of the Agreement and is effective as of August 22, 2017.

      WHEREAS, the Advisor and the Trust desire to amend the Agreement in order to reflect the appointment of the Advisor with respect to additional exchange-traded funds (the "Funds") issued by the Trust;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and effective upon the commencement of operation of each of the Funds, Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

 This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ACTIVE ETF TRUST

By:  /s/ Adam S. Patti
Name: Adam S. Patti
Title:   Chairman


INDEXIQ ADVISORS LLC

By:  /s/ David L. Fogel
Name:  David L. Fogel
Title:    President



Appendix A

Fund      						Fee Rate (% of the average daily net assets)

IQ Long/Short Alpha ETF     				0.95%
IQ Bear U.S. Large Cap ETF      			0.95%
IQ Bear U.S. Small Cap ETF     				0.95%
IQ Bear International ETF     				0.95%
IQ Bear Emerging Markets ETF    			0.95%
IQ Bull U.S. Large Cap ETF     				0.95%
IQ Bull U.S. Small Cap ETF     				0.95%
IQ Bull International ETF     				0.95%
IQ Bull Emerging Markets ETF   				0.95%
IQ MacKay Shields Municipal Insured ETF  		0.40%
IQ MacKay Shields Municipal Intermediate ETF  		0.40%
IQ MacKay Shields Municipal Short Duration ETF 		0.30%